UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20594


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934


                                 (Amendment No. 1)*



                                  Anadigics, Inc.

                                  (Name of Issuer)

                                    Common Stock

                           (Title of Class of Securities)

                                     032515108

                                   (CUSIP Number)


     Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

      1   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Capital Group International, Inc.
          95-4154357

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a)

                                                                         (b)

      3   SEC USE ONLY




      4   CITIZENSHIP OR PLACE OF ORGANIZATION

          California


                   5   SOLE VOTING POWER

                       NONE


                   6   SHARED VOTING POWER
      NUMBER OF
        SHARES
                       NONE
     BENEFICIALL
      Y OWNED BY
                   7   SOLE DISPOSITIVE POWER
         EACH
      REPORTING
                       NONE
     PERSON WITH


                   8   SHARED DISPOSITIVE POWER

                       NONE


      9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          NONE   Beneficial ownership disclaimed pursuant to Rule 13d-4


      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0%


      12  TYPE OF REPORTING PERSON*

          HC


                         *SEE INSTRUCTION BEFORE FILLING OUT

                         SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC 20549

                                    Schedule 13G
                      Under the Securities Exchange Act of 1934

     Amendment No. 1

     Item 1(a)   Name of Issuer:
            Anadigics, Inc.

     Item 1(b)   Address of Issuer's Principal Executive Offices:
            35 Technology Drive
            Warren, NJ  07059

     Item 2(a)   Name of Person(s) Filing:
            Capital Group International, Inc.

     Item 2(b)   Address of Principal Business Office:
            11100 Santa Monica Blvd.
            Los Angeles, CA  90025

     Item 2(c)   Citizenship:   N/A

     Item 2(d)   Title of Class of Securities:
            Common Stock

     Item 2(e)   CUSIP Number:
            032515108

     Item 3   The person(s) filing is(are):

            (g)   [X]   Parent Holding Company in accordance with Section
                 240.13d-1(b)(1)(ii)(G).

     Item 4   Ownership

            N/A

     Item 5   Ownership of 5% or Less of a Class: [X]

     Item 6   Ownership of More than 5% on Behalf of Another Person: N/A

     Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

     Item 8   Identification and Classification of Members of the Group:  N/A

     Item 9   Notice of Dissolution of the Group:  N/A

     Item 10   Certification











     CUSIP: 032515108                                                Page 3 of 4






            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

        Signature

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



             Date:          February 10, 2000 (For the period ended
                            December 31, 1999)


             Signature:     *David I. Fisher

             Name/Title:    David I. Fisher, Chairman

                            Capital Group International, Inc.




             *By

                    Michael J. Downer
                    Attorney-in-fact

                    Signed pursuant to a Power of Attorney dated January 29, 1999 included as an Exhibit to Schedule 13G filed with the Securities and Exchange Commission by Capital Group International, Inc. on February 10, 2000 with respect to Acclaim Entertainment, Inc